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                                                                                                                       EXHIBIT 12.01



                                             THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                                     TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS [1]

(In millions)                                        2003            2002              2001               2000              1999
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
EARNINGS                                            $    (550)     $  1,068          $   341          $   1,418         $  1,235

ADD:
FIXED CHARGES
  Interest expense                                          1           265              295                250              219
  Interest factor attributable to rentals                  76            73               72                 67               61
  Interest credited to contractholders                  1,120         1,048            1,050                964            1,071
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    TOTAL FIXED CHARGES                                 1,467         1,386            1,417              1,281            1,351
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TOTAL FIXED CHARGES EXCLUDING INTEREST
  CREDITED TO CONTRACTHOLDERS                             347           338              367                317              280
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EARNINGS, AS DEFINED                                      917         2,454            1,758              2,699            2,586
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EARNINGS, AS DEFINED, EXCLUDING INTEREST
CREDITED TO CONTRACTHOLDERS                         $   (203)      $  1,406          $   708          $   1,735         $  1,515
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RATIOS
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Earnings, as defined, to total fixed charges
[2] [3]                                                   NM           1.8               1.2               2.1              1.9
Earnings, as defined, excluding interest
credited to contractholders, total fixed
charges excluding interest credited to
contractholders. [4] [5]                                  NM           4.2               1.9               5.5              5.4
Deficiency of earnings to fixed charges
and   preference dividends [6]                      $    550           --                --                --               --
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
[1]   The Company had no dividends on preferred stock for the years 1999 to 2003.
[2]   NM: Not meaningful.
[3]   Before the impact of September 11 of $678, the 2001 ratio of earnings to fixed charges was 1.6.
[4]   Before the impact of  September  11 of $678,  the 2001 ratio of  earnings  to fixed  charges  excluding  interest  credited to contractholders was 3.8.
[5]   This secondary ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed income securities.
[6]   Represents  additional  earnings  that would be  necessary to result in a one to one ratio of  consolidated  earnings to fixed charges and  preference  dividends.  This amount  includes a before-tax  charge of $2.6 billion  related to the Company's 2003 asbestos reserve addition.
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